UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
 TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2007

Palmetto Bancshares, Inc. (Exact name of registrant as specified in charter)

South Carolina	0-26016	74-2235055
State or other jurisdiction of incorporation	Commission File Number	IRS Employer I.D. number

301 Hillcrest Drive, Laurens, South Carolina		29360
Address of principal executive offices		Zip Code

(864) 984-4551
Registrant's telephone number

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On May 2, 2007, The Palmetto Bank (hereinafter referred to as "we" or "us"), a wholly-owned subsidiary of Palmetto Bancshares, Inc., entered into a Commercial Lease (Build-to-Suit) (the "Lease Agreement") with Charles E. Howard and Doris H. Howard ("Lessor").  The Lease Agreement generally provides that the Lessor will combine the parcel owned by them (located at 306 East North Street, Greenville, South Carolina which is currently leased to us housing our current downtown Greenville location pursuant to a lease agreement dated May 1984 (the "Prior Lease") with two adjacent parcels (which we currently own and have agreed to convey to the Lessor as described below) and build a new headquarters building on the combined parcel.  Once completed the combined parcels and new headquarters building will be leased to us by the Lessor.

Under the terms of the Lease Agreement, upon completion of the construction described below, we agree to convey to the Lessor two parcels of land and improvements located at 308 East North Street and 105 North Church Street, Greenville, South Carolina and adjacent to the property currently owned by Lessor (located at 306 East North Street, Greenville, South Carolina) for a purchase price of $1,651,174.

Pursuant to the Lease Agreement, the Lessor will complete site work and construct an approximately 42,000 square foot building and lease the combined parcels and building to us to be used as our new corporate headquarters.  If the actual cost of the site work and improvements exceed Lessor's budgeted cost of $10 million, we will be responsible for the excess costs.  Lessor's obligations under the Lease Agreement are contingent upon Lessor obtaining financing for the construction on terms and conditions acceptable to Lessor in Lessor's sole but reasonable discretion.

During construction of our new corporate headquarters, branch operations will be temporarily housed and conducted within the existing building and parking facilities located at 105 North Church Street (one of two parcels we currently own as previously discussed).  Until the Rent Commencement Date (as defined below) under the Lease Agreement, we will continue to pay rent to Lessor pursuant to the Prior Lease.

The term of the Lease Agreement begins on the Rent Commencement Date and end 15 years after the Rent Commencement Date.  The Rent Commencement Date is the earlier of the date of delivery of possession of the improvements in accordance with the Lease Agreement or the date on which we open the premises to the public for business.  The initial term of the Lease Agreement will automatically extend for 5 successive periods of 5 years each unless we give Lessor written notice of termination of the Lease Agreement at least 90 days prior to expiration of the initial term or any extension term.

Beginning on the Rent Commencement Date, we will pay to Lessor in equal monthly installments, the following annual rental rate:

Years 1 through 5	$1,430,347
Years 6 through 10	$1,490,347
Years 11 through 12	$1,553,347
Year 13	$1,568,347
Year 14	$1,598,347
Year 15	$1,648,347

During each extension term, if any, the annual rental rate will be the market rental rate for the applicable period for a comparable commercial parcel of land located in Greenville, South Carolina of equivalent quality, size, utility, and location, as determined pursuant to the terms of the Lease Agreement and subject to, during the first three extension terms, to floor and ceiling amounts set forth in the Lease Agreement.

We are responsible for paying all taxes, insurance, repairs, maintenance, and other costs and expenses attributable to the leased property.

The Lease Agreement provides that in an event of default, the Lessor may terminate the lease and require us to pay the entire amount of rent that would have been payable during the remainder of the current term of the lease.  The Lease Agreement contains other default provisions and covenants that we consider customary.

The foregoing description is qualified in its entirety by the provisions of the Lease Agreement itself, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits.

10.1         Lease Agreement dated as of May 2, 2007 between The Palmetto Bank and Charles E. Howard and Doris H. Howard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PALMETTO BANCSHARES, INC.

By:

/s/ L. Leon Patterson
 L. Leon Patterson
 Chairman and Chief Executive Officer
 Palmetto Bancshares, Inc.

/s/ Paul W. Stringer
 Paul W. Stringer
 President and Chief Operating Officer
 Chief Accounting Officer

Date: June 26, 2007